EXHIBIT 10.17

                                 DECLARATION OF
                                  MARY E. ROSS

      I, Mary E. Ross, 2029 East Bengal Hills Cove Salt Lake City, Utah 84121, being first duly sworn upon my oath, do declare that Lighten Up Enterprises International, Inc. has been indebted to me for wages and expenses paid by me on behalf of the corporation under a promissory note dated December 31, 2004 in the face amount of $130,382, bearing interest at the rate of 7% per annum which is due and payable on May 31, 2006, and for additional sums representing expenses paid by me on behalf of the corporation in the sum of $7,800 through and including the date of this declaration. I have delivered the aforesaid note, marked "Paid In Full", to Lighten Up Enterprises International, Inc., and hereby declare that all indebtedness owed to me thereunder, together with additional indebtedness in the sum of $7,800 which has accrued since December 31, 2004, has been forgiven and cancelled and is now null and void in all respects. Lighten Up Enterprises International, Inc. is not presently indebted to me in any sums whatsoever.

         Dated this __6th__ day of April, 2005.



                              ----------------------------------------
                              Mary E. Ross

         Subscribed and sworn to before me this ____ day of April, 2005.



                              ----------------------------------------
                              Notary Public